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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                                   SECURITIES
                              EXCHANGE ACT OF 1934

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|_|  Preliminary Proxy Statement     |_|  Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement

|X|  Definitive Additional Materials

|_|  Soliciting Material Pursuant toss.240.14a-12


                           EUROPA CRUISES CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 JAMES C. ILLIUS
                                PAUL J. DEMATTIA
                                  JOHN R. DUBER
                                 ROGER A. SMITH
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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    calculated and state how it was determined):

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Press Release: May 31, 2002
The Committee of Concerned Europa Stockholders

Contact: John Duber (440.331.0194) or Jim Illius (440.331.1259)
For Immediate Release

COMMITTEE CHALLENGES VALIDITY OF WILLIAMS' VOTE TALLY

The Committee of Concerned Europa Stockholders filed a lawsuit today under
Section 225 of the Delaware General Corporation Law challenging stockholder Frank Williams' announcement yesterday claiming to have a majority of stockholder support in his consent solicitation. The Delaware Chancery Court was asked today to determine the validity of the Williams' consent proxy cards. The Committee has been aware for several weeks of inappropriate and possibly illegal actions of Deborah Vitale and Greg Harrison (members of the Williams Group) to find the votes necessary to enact resolutions aimed at seizing control of the Board. The Committee believes that over five million shares of stock held in the Employee Stock Ownership Plan (ESOP) were improperly voted by Vitale as a Trustee in breach of her fiduciary duties and in opposition to the directions given by plan participants, that stockholders' shares held at brokerage houses were improperly validated by manipulation of the established rules in voting such shares, and that threats or intimidation played a part in the Williams solicitation.

The Committee had filed suit in the Delaware Chancery Court the day before (Wednesday, May 29, 2002) seeking the assistance of the court in stopping Vitale's announced intention to vote the ESOP shares in her own favor by supporting the Williams consent solicitation, despite written protest from the ESOP's other trustee and despite votes from the plan participants in favor of the Committee's consent solicitation. Jim Illius, Committee leader and Director, stated, "If I believed that Deborah Vitale conducted the Williams consent in a honest fashion, I would walk away today. The Committee has been collecting information and affidavits from stockholders, however, on a whole variety of issues that point to serious inappropriate activity by Vitale and Harrison. I believe that Vitale is simply trying to block the Committee from winning on our own consent solicitation, which is well underway and gaining momentum."

The Committee has vowed to continue its battle and encourages all those who are supporting the Committee to do the same. Stockholders who haven't yet voted their WHITE card should do so immediately. Until a respected third party looks at all of the alleged Williams' consents, the Committee will continue to collect votes. John Duber, member of the Committee and Europa Director stated, "I've known Vitale for seven years and this is all a game to her. She does not respect the securities or pension laws in this country, she doesn't respect the authority of the SEC and she believes the Delaware courts will never figure out what she has done. It is time that someone stands up to her and I am proud to be part of the team that is doing just that."

The Committee's nominee for the Board, Jim Rafferty, also encouraged stockholders to suspend judgment. "The Committee has always acted in the better interest of the shareholders and we all have to trust that the system will work. The laws of this country and the State of Delaware were specifically enacted to preserve the rights of stockholders to vote for legitimate leadership of their companies. It is as much part of the democratic process as government elections. With Court review, I believe that a much clearer picture of what is going on here will emerge very soon."